Exhibit 99.1
Press Release

Northeast Community Bancorp, Inc. Announces That It Will Not Apply for Participation In TARP Capital Purchase Program

December 2, 2008

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--Northeast Community Bancorp, Inc., White Plains, NY (Nasdaq Global Market: NECB) the holding company for Northeast Community Bank (the “Bank”), announced today that its Board of Directors determined not to participate in the Treasury Department’s Capital Purchase Program, which is part of the broader Troubled Asset Relief Program (TARP) initiative.

“After careful consideration, we made a business decision that we will not accept federal funds under TARP,” said Kenneth A. Martinek, President and Chief Executive Officer. “Northeast Community Bancorp is proud of its long-standing conservative approach to lending and investing and does not require the assistance being offered by the Treasury Department. We already are, and expect to remain for the foreseeable future, well capitalized and currently have no valid need to accept taxpayer funds. We believe our high capital level provides us flexibility to continue to grow our business without the need for the addition of TARP capital.”

Northeast Community Bancorp, Inc. is the mid-tier holding company of Northeast Community Bank. Northeast Community Bank is a federally chartered savings bank, which operates six full-service offices in New York and a loan production office in Wellesley, Massachusetts.

This release contains “forward-looking statements” which may describe future plans and strategies, including our expectations of future financial results. Management’s ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors that could affect our actual results include market interest rate trends, the general regional and national economic market, our ability to control costs and expenses, actions by our competitors and their pricing, loan delinquency rates, and changes in federal and state regulation. As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, Northeast Community Bancorp, Inc. disclaims any obligation to update such forward-looking statements.

Contact:
Northeast Community Bancorp, Inc.
Kenneth A. Martinek, 914-684-2500